News Release	Koppers Inc. 426 Seventh Avenue Pittsburgh, Pennsylvania 15219-1800
(412) 227-2001

For Immediate Release To: Analysts, Financial Community, Media:	For Information Contact Randall D. Collins

Koppers Inc. Commences Offering of $300,000,000 of Senior Secured Notes

Pittsburgh, Pennsylvania, September 19, 2003…Koppers Inc. (“Koppers”) announced today that it had commenced an offering of $300,000,000 of Senior Secured Notes Due 2013. Koppers plans to use the net proceeds of the offering to redeem all of its 9 7/8% senior subordinated notes due 2007, repay a portion of its borrowings under its bank credit facility and pay a dividend to shareholders. The offering is subject to market and other conditions.

The notes will be senior secured obligations of Koppers and will mature in 2013 with interest payable semi-annually. The notes will be guaranteed by each of Koppers’ wholly-owned subsidiaries that guarantees Koppers’ bank credit facility and will be secured by substantially all of the domestic assets of Koppers and its domestic subsidiaries and a portion of the foreign assets of Koppers and its subsidiaries.

Koppers is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

Koppers is a global integrated producer of carbon compounds and treated wood products for use by the utility, construction, railroad, aluminum, chemical and steel industries. Koppers operates 39 facilities in the United States, Europe, Australia and the Pacific Rim and South Africa.

Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in future, are “forward-looking statements” under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company’s current assumptions and projections are valid. Actual results may differ materially from those projected.